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Exhibit 10.17

AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of October 26, 2005

between

CROCS, INC.

and

BANK OF AMERICA, N.A.

i

5.08	Ownership of Property; Liens	38
5.09	Environmental Compliance	38
5.10	Insurance	38
5.11	Taxes	38
5.12	ERISA Compliance	38
5.13	Subsidiaries; Equity Interests	39
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act.	39
5.15	Disclosure	39
5.16	Compliance with Laws	39
5.17	Intellectual Property; Licenses, Etc.	40
5.18	Validity and Priority of Security Interest	40
5.19	Solvency	40
5.20	Indebtedness	40
5.21	Distributions	40
5.22	Bank Accounts	40
ARTICLE VI. AFFIRMATIVE COVENANTS		40
6.01	Books and Records	40
6.02	Financial Statements	41
6.03	Certificates; Other Information	42
6.04	Notices	43
6.05	Payment of Obligations	43
6.06	Preservation of Existence, Etc	44
6.07	Maintenance of Properties	44
6.08	Maintenance of Insurance	44
6.09	Compliance with Laws	44
6.10	Books and Records	44
6.11	Inspection Rights; Field Audit	44
6.12	Use of Proceeds	44
6.13	Deposit Accounts	44
6.14	Collateral	44
6.15	Post Closing Agreements	45
ARTICLE VII. NEGATIVE COVENANTS		45
7.01	Liens	45
7.02	Investments	45
7.03	Indebtedness	46
7.04	Fundamental Changes	47
7.05	Dispositions	47
7.06	Restricted Payments	47
7.07	Change in Nature of Business	48
7.08	Transactions with Affiliates	48
7.09	Burdensome Agreements	48
7.10	Use of Proceeds	48
7.11	Capital Expenditures	48
7.12	New Subsidiaries	48
7.13	Organization Documents	48
7.14	Fiscal Year	48
7.15	Acquisitions	48
ARTICLE VIIA. FINANCIAL COVENANTS		49

ii

7.01A	Minimum Consolidated EBITDA	49
7.02A	Consolidated Fixed Charge Coverage Ratio	49
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		50
8.01	Events of Default	50
8.02	Remedies Upon Event of Default	51
8.03	Application of Funds	52
ARTICLE IX. MISCELLANEOUS		52
9.01	Amendments; Etc.	52
9.02	Notices, Effectiveness; Electronic Communication	52
9.03	No Waiver; Cumulative Remedies	53
9.04	Expenses; Indemnity; Damage Waiver	53
9.05	Bank Products	55
9.06	Confidentiality	56
9.07	Right of Setoff	57
9.08	Interest Rate Limitation	57
9.09	Counterparts; Integration; Effectiveness	57
9.10	Survival of Representations and Warranties	57
9.11	Severability	58
9.12	Governing Law; Jurisdiction; Etc.	58
9.13	USA PATRIOT Act Notice	59
9.14	Final Agreement	59
9.15	Time of the Essence	59
SIGNATURES		S-1
SCHEDULES
5.05	Supplement to Interim Financial Statements
5.13	Subsidiaries and Other Equity Investments
5.17	Intellectual Property
5.22	Bank Accounts
7.01	Existing Liens
7.03	Existing Indebtedness
9.02	Notice Addresses and Lending Office
EXHIBITS
A	Form of Notice of Borrowing
B	Form of Note
C	Form of Compliance Certificate
D	Borrowing Base Certificate
E	Opinion Matters
F	Form of Notice of Continuation/Conversion

iii

AMENDED AND RESTATED CREDIT AGREEMENT

        This AMENDED AND RESTATED CREDIT AGREEMENT ("Agreement") is entered into as of October 26, 2005 by and between CROCS, INC., a Delaware corporation (the "Borrower") and BANK OF AMERICA, N.A. (the "Lender").

        The Borrower has requested that the Lender amend, modify, renew, and increase the existing indebtedness under the existing Credit Agreement dated as of April 8, 2005 (the "Original Credit Agreement") between Borrower and Lender, and the Lender is willing to do so on the terms and conditions set forth herein.

        In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

        1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

        "Account Debtor" means any Person obligated on any Account of the Borrower.

        "Accounts" means and includes all of the Borrower's now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

        "ACH Transactions" means any cash management or related services, including the automatic clearing house transfer of funds by the Lender for the account of the Borrower pursuant to agreement or overdrafts.

        "Acquisition" means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, a (a) the acquisition by any Loan Party of all or substantially all of the assets of a Person or of any business or division of a Person; (b) the acquisition by any Loan Party of more than 50% of any class of Voting Securities (or similar ownership interests) or any Person; or (c) a merger, consolidation, amalgamation, or other combination by any Loan Party with another Person if a Loan Party is the surviving entity, provided that, (i) in any merger involving the Borrower, the Borrower must be the surviving entity; and (ii) for purposes of this Agreement, any Acquisition among Loan Parties is not an "Acquisition."

        "Advance Limit" means, as of any date of determination thereof, the lesser of (a) the aggregate amount of the Commitments in effect on such date, and (b) the Borrowing Base.

        "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Agreement" means this Amended and Restated Credit Agreement.

        "Applicable Margin" means (a) with respect to Base Rate Loans, 0.00%, (b) with respect to Eurodollar Rate Loans, 2.50%, and (c) with respect to Letter of Credit Fees, 2.50%. The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by the Borrower's Consolidated EBITDA as of the end of each fiscal quarter of Borrower for the immediately preceding four (4) fiscal quarters, commencing with the first day of the first calendar month that occurs more than 5 days after delivery of the Borrower's quarterly Financial Statements to Lender for the fiscal quarter ending March 31, 2006. Adjustments in Applicable Margins shall be determined by reference to the following grid:

If Consolidated EBITDA is:	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans	Applicable L/C Margin
≤ $20,000,000	0.00%	2.50%	2.50%
>$20,000,000 but ≤ $30,000,000	0.00%	2.25%	2.25%
> $30,000,000 but ≤ $40,000,000	0.00%	2.00%	2.00%
> $40,000,000	0.00%	1.75%	1.75%

        All adjustments in the Applicable Margins after March 31, 2006 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to the Lender of quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, the Borrower shall deliver to the Lender a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, no reduction may occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

        "Approved Fund" means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender, or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

        "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel engaged by the Lender.

        "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

        "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

        "Available Inventory" means as of any date of determination, the product of: (a) Eligible Inventory, times (b) sixty percent (60%).

        "Availability" means, at any time (a) the lesser of (i) the Commitment or (ii) the Borrowing Base, minus (b) Reserves from time to time established by the Lender in its reasonable credit judgment without duplication to the Reserves deducted in the calculation of the Borrowing Base, minus (c) in each case, the Total Outstandings.

        "Availability Period" means the period from and including the Closing Date to the earlier of (a) the Maturity Date and (b) the date of termination of the Commitment.

        "Bank of America" means Bank of America, N.A. or any successor thereof.

        "Bank Products" means any services or facilities extended to the Borrower by the Bank or any affiliate of the Bank in reliance on the Bank's agreement to indemnify such affiliate, including, without limitation, the following types of services or facilities: (a) credit cards, (b) ACH Transactions, (c) cash management, including controlled disbursement services, (d) Swap Contracts, and (e) leasing transactions.

        "Bank Product Reserves" means all reserves which the Lender from time to time establishes in its reasonable discretion for the Bank Products then provided or outstanding.

        "Base Rate" means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

        "Books and Records Reserve" means from the date hereof until the Inventory Adjustment Date, fifty percent (50%) of the aggregate amount of Available Inventory.

        "Borrower" has the meaning specified in the introductory paragraph hereto.

        "Borrowing" means a borrowing hereunder consisting of Loans made on the same day by Lender to the Borrower, or the issuance of Letters of Credit hereunder.

        "Borrowing Base" means an amount equal to (a) the sum of (i) at any time, the lesser of (A) eighty-five percent (85%) of the Net Amount of Eligible Accounts; and (B) the aggregate net amount of all cash collections by Borrower from ordinary course operations during the immediately preceding forty-five (45) Business Days; plus (ii) prior to the Inventory Adjustment Date, the lesser of sixty percent (60%) of the value of Eligible Inventory, minus the Books and Records Reserve and $2,000,000 and following the Inventory Adjustment Date, the lesser of 60% of the Value of Eligible Inventory and $10,000,000; minus at all times (b) Reserves from time to time established by the Lender in its reasonable credit judgment including without limitation, Dilution Reserves; minus (c) the Expeditors Reserve; minus at all times (c) 100% of the aggregate stated amount of all outstanding Letters of Credit.

        "Borrowing Base Certificate" means a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit D (or another form acceptable to the Lender) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Lender. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrower and certified to the Lender; provided, that the Lender shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (a) to reflect its reasonable estimate of declines in value of any of the Collateral described therein and of any applicable Reserves, and (b) to the extent that such calculation is not in accordance with this Agreement.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

        "Cash Collateralize" has the meaning specified in Section 2.03(f).

        "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

        "Change of Control" means an event or series of events by which:

          (a)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right") (provided that no underwriter of securities in any registered offering shall be deemed a "beneficial owner" pursuant to Rule 13d-3(d)(4) for purposes of this definition), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

          (b)   during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii) above, any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

          (c)   any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right representing 25% or more of the combined voting power of such securities.

        "Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived by the Lender in accordance with Section 9.01.

        "Code" means the Internal Revenue Code of 1986.

        "Collateral" means all of the Borrower's personal property and all other assets of any Person from time to time subject to Liens in favor of the Lender securing payment or performance of the Obligations.

        "Collections" means all cash, checks, notes, instruments, and other items of payment (including, without limitation, insurance proceeds, proceeds of sales, rental proceeds, and tax refunds).

        "Commitment" means the obligation of the Lender to make Loans and L/C Credit Extensions hereunder in an aggregate principal amount at any one time not to exceed $20,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

        "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

        "Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) gain or loss arising from the sale of any capital assets, (iii) gain arising from any write-up in the book value of any asset, (iv) earnings of any Person, substantially all the assets of which have been acquired by any Loan Party in any manner, to the extent realized by such other Person prior to the date of acquisition, (v) earnings of any Person in which any Loan Party has an ownership interest unless (and only to the extent) such earnings shall actually have been received by such Loan Party in the form of cash distributions, and (vi) gain arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction.

        "Consolidated Fixed Charge Coverage Ratio" means, for the Borrower and its Subsidiaries, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant period to (b) Consolidated Fixed Charges for such period.

        "Consolidated Fixed Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Interest Charges, (b) Restricted Payments made in cash by the Borrower or any of its Subsidiaries, and (c) payments of principal on Indebtedness of the Borrower and its Subsidiaries scheduled to be made during the next ensuing period of fiscal quarters equal to the period in which the other items in this definition are calculated of the Borrower beginning on the day after the date of measurement thereof, (d) Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, and (e) capital expenditures permitted by Section 7.11 hereof.

        "Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

        "Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

        "Pro Forma Fixed Charge Coverage Ratio" means, with respect to any proposed Acquisition, calculation of the Consolidated Fixed Charge Coverage Ratio with respect to the immediately preceding twelve (12) months, calculated as though the proposed Acquisition had occurred at the beginning of such period, and calculation of the Fixed Charge Coverage Ratio on a pro forma basis, based on the Loan Parties' best estimates as of the date of calculation, of the ratio of Consolidated EBITDA during the succeeding twelve (12) months to the projected Fixed Charges during such succeeding twelve (12) month period, after giving effect to the proposed Acquisition.

        "Continuation/Conversion Date" means the date on which a Loan is converted into or continued as a Eurodollar Rate Loan.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Credit Extension" means each of the following: (a) a borrowing of a Loan and (b) an L/C Credit Extension.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

        "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

        "Default Rate" means (a) when used with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, provided that if the Eurodollar Rate is illegal or unavailable, the Default Rate shall be an interest rate equal the Base Rate plus 4% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable L/C Margin plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws, and (c) when used with respect to any Obligations not covered in (a) or (b) above, the Default Rate shall be equal to the Base Rate plus 4% per annum.

        "Designated Account" has the meaning specified in Section 2.02(d).

        "Dilution Reserves" means: in the event that dilution of Eligible Accounts exceeds either: (a) seven and one-half percent (7.5%) in any immediately preceding three (3) month period, or (b) twelve percent (12%) in any immediately preceding thirty (30) day period, a percentage equal to two (2) times the amount by which the dilution of Eligible Accounts exceeds seven and one-half percent (7.5%).

        "Direct Foreign Subsidiary" means Subsidiary other than a Domestic Subsidiary a majority of whose Voting Securities, or a majority of whose Equity Interests, are owned by the Borrower or a Domestic Subsidiary.

        "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

        "Dollar" and "$" mean lawful money of the United States.

        "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

        "Eligible Account" means the Accounts of the Borrower and Domestic Subsidiaries, to the extent acceptable to Lender, arising from the sale of goods or rendition of services in the ordinary course of business of the Borrower which the Lender, in the exercise of its reasonable commercial discretion, determines to be Eligible Accounts. Without limiting the discretion of the Lender to establish other criteria of ineligibility, Eligible Accounts shall not include any Account:

          (a)   with respect to which more than 90 days have elapsed since the date of the original invoice therefor;

          (b)   which is more than 60 days past due;

          (c)   with respect to which any of the representations, warranties, covenants, and agreements contained in the Loan Documents are incorrect or have been breached;

          (d)   with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

          (e)   which represents a progress billing (as hereinafter defined) or as to which the Borrower has extended the time for payment without the consent of the Lender; for the purposes hereof, "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon the Borrower's completion of any further performance under the contract or agreement;

          (f)    with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the U.S. Federal Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

          (g)   if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clauses (a) or (b) above;

          (h)   owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States or Canada (other than the Province of Newfoundland); (ii) is not organized under the laws of the United States or Canada or any state or province thereof; (iii) is not, if a natural person, a citizen of the United States residing therein; or (iv) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except to the extent that such Account is secured or payable by a letter of credit satisfactory to Lender in its discretion;

          (i)    owed by an Account Debtor which is an Affiliate, officer or employee of the Borrower;

          (j)    except as provided in clause (l) below, with respect to which either the perfection, enforceability, or validity of the Lender's Liens in such Account, or the Lender's right or ability to obtain direct payment to the Lender of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC (or the equivalent applicable statute under applicable Canadian provincial law);

          (k)   owed by an Account Debtor to which the Borrower or any of its Subsidiaries is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Lender to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor, but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

          (l)    owed by the government of the United States, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. §3727 et seq.), and any other steps necessary to perfect the Lender's Liens therein, have been complied with to the Lender's satisfaction with respect to such Account;

          (m)  owed by any state, municipality, or other political subdivision of the United States, or any department, agency, public corporation, or other instrumentality thereof;

          (n)   which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

          (o)   which is evidenced by a promissory note or other instrument or by chattel paper;

          (p)   if the Lender believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is reasonably likely to be impaired or that the Account could reasonably be expected not to be paid by reason of the Account Debtor's financial inability to pay;

          (q)   with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

          (r)   which arises out of a sale not made in the ordinary course of the Borrower's business or out of finance or similar charges;

          (s)   with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the Borrower and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

          (t)    owed by an Account Debtor which is obligated to the Borrower respecting Accounts the aggregate unpaid balance of which exceeds fifteen percent (15%) of the aggregate unpaid balance of all Accounts owed to the Borrower at such time by all of the Borrower's Account Debtors, but only to the extent of such excess; provided that with respect to Dillard's Inc., Nordstrom, Inc., Dicks Sporting Goods, Inc., and The Sports Authority, Inc., such percentage shall be twenty-five percent (25%);

          (u)   which is not subject to the Lender's Liens, which are perfected as to such Accounts, or which are subject to any other Lien whatsoever (other than the Liens described in Sections 7.01(c) and (d) so long as any such Lien (i) is junior in priority to the Lender's Liens or subject to Reserves and (ii) do not impair the ability of the Lender to realize on or obtain the full benefit of the Collateral); or

          (w)  the amount of any return reserves.

The Borrower, by including an Account in any computation of the Borrowing Base, shall be deemed to represent and warrant to the Lender that such Account is not of the type described in any of (a) through (w) above, and if any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

        "Eligible Assignee" means (a) an Affiliate of the Lender, (b) an Approved Fund, and (c) any other Person (other than a natural person) approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

        "Eligible Inventory" means Inventory, valued at the lower of cost (on a first-in, first-out basis) or market, which the Lender, in its reasonable discretion, determines to be Eligible Inventory. Without limiting the discretion of the Lender to establish other criteria of ineligibility, Eligible Inventory shall not include any Inventory:

          (a)   that is not owned by the Borrower, or to the extent acceptable to Lender, a Domestic Subsidiary;

          (b)   for which, if such Inventory is being purchased from Foam Creations, Inc. satisfactory evidence of payment by the Borrower has not been delivered to the Lender;

          (c)   that is not subject to the Lender's Liens, which are perfected as to such Inventory, or that are subject to any other Lien whatsoever (other than the Liens described in Sections 7.01(c) and (d) so long as any such Lien (i) is junior in priority to the Lender's Liens or subject to Reserves and (ii) do not impair the ability of the Lender to realize on or obtain the full benefit of the Collateral);

          (d)   prior to the Inventory Adjustment Date that does not consist of finished footwear and on and after the Inventory Adjustment Date, that does not consist of finished goods or raw materials;

          (e)   that consists of work-in-process, chemicals, samples, prototypes, supplies, or packing and shipping materials;

          (f)    that is not in good condition, is unmerchantable, or does not meet all standards imposed by any Governmental Authority, having regulatory authority over such goods, their use or sale;

          (g)   that is not currently either usable or salable, at prices approximating at least cost, in the normal course of the Borrower's business, or that is slow moving or stale;

          (h)   that is obsolete or returned or repossessed or used goods taken in trade;

          (i)    prior to the Inventory Adjustment Date that is located outside of the Borrower's Aurora, Colorado distribution center or the Niwot, Colorado distribution center and on and after the Inventory Adjustment Date, except as set forth in (j) below, that is located outside the United States of America;

          (j)    on and after the Inventory Adjustment Date, that is in-transit from vendors or suppliers (unless insured against risk of loss and Lender is named as loss payee), and Lender has received such documents and certificates as are acceptable to Lender;

          (k)   that is located in a public warehouse or in possession of a bailee or in a facility leased by the Borrower, if the warehouseman, or the bailee, or the lessor has not delivered to the Lender, if requested by the Lender, a subordination agreement in form and substance satisfactory to the Lender or if a Reserve for rents or storage charges has not been established for Inventory at that location;

          (l)    that contains or bears any IP Rights licensed to a Borrower by any Person, if the Lender is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Agreement and Section 8.02 without infringing the rights of the licensor of such IP Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, as to which the Borrower has not delivered to the Lender a consent or sublicense agreement from such licensor in form and substance acceptable to the Lender if requested; or

          (m)  that is Inventory placed on consignment.

The Borrower, by including Inventory in any computation of the Borrowing Base, shall be deemed to represent and warrant to the Lender that such Inventory is not of the type described in any of (a) through (l) above, and if any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.

        "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

        "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or

Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

        "Eurodollar Interest Payment Date" means, with respect to a Eurodollar Rate Loan, the Maturity Date and the first day of each month, commencing December 1, 2005.

        "Eurodollar Rate" means, for any Interest Period, with respect to Eurodollar Rate Loans, the rate of interest per annum determined pursuant to the following formula:

Eurodollar Rate	=	Offshore Base Rate 1.00 - Eurodollar Reserve Percentage

        Where,

          "Offshore Base Rate" means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by Lender as the rate of interest at which dollar deposits in the approximate amount of the Eurodollar Rate Loan comprising part of such Borrowing would be offered by the Bank's London Branch to major banks in the offshore dollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

        "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

        "Eurodollar Reserve Percentage" means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to the Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

        "Event of Default" has the meaning specified in Section 8.01.

        "Excluded Taxes" means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located.

        "Expeditors" means Expeditors International of Washington, Inc., and its successors and assigns.

        "Expeditors Reserve" means on the date hereof, $1,000,000, as such amount may be modified from time to time by the Lender in its sole discretion; provided that if at any time Borrower ceases to have any relationship with Expeditors and all amounts due or to become due to Expeditors have been paid, such amount shall be zero.

        "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

        "Financial Statements" means, according to the context in which it is used, the financial statements referred to in Sections 5.05 and 6.02 or any other financial statements required to be given to the Lender pursuant to this Agreement.

        "Foreign Subsidiary" of any Person means a Subsidiary of such Person that is organized or incorporated under the laws of a jurisdiction other than a jurisdiction of the United States.

        "FRB" means the Board of Governors of the Federal Reserve System of the United States.

        "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "Funding Date" means the date on which a Borrowing occurs.

        "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

        "Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

        "Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

        "Guarantors" means Crocs Retail, Inc., a Colorado corporation, Western Brands Holding Company, Inc., a Colorado corporation, and Crocs Online, Inc., and any other domestic Subsidiary formed or acquired by any Loan Party, from time to time.

        "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

        "Honor Date" has the meaning specified in Section 2.03(c)(i).

        "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

          (a)   all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b)   all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

          (c)   net obligations of such Person under any Swap Contract;

          (d)   all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

          (e)   indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

          (f)    capital leases and Synthetic Lease Obligations;

          (g)   all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

          (h)   all Guarantees of such Person in respect of any of the foregoing.

        For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Indemnitees" has the meaning specified in Section 9.04(b).

        "Initial Public Offering" means the offering to the public of shares of common stock of the Borrower.

        "Interest Period" means, as to any Eurodollar Rate Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date one, two, three, or six months thereafter as selected by the Borrower in its Notice of Borrowing, in the form attached hereto as Exhibit A, or Notice of Continuation/Conversion, in the form attached hereto as Exhibit F, provided that:

          (a)   if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

          (b)   any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (c)   no Interest Period shall extend beyond the Maturity Date.

        "Inventory" has the meaning given such term in Section 9-102 of the UCC.

        "Inventory Adjustment Date" means the date upon which Lender notifies Borrower in writing that Lender has completed due diligence, tests, and inspections of Borrower's inventory controls, systems, and mechanics and that such are acceptable to Lender, and, in Lender's sole discretion, it has determined that the Inventory Adjustment Date shall occur.

        "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

        "IP Rights" has the meaning specified in Section 5.17.

        "IRS" means the United States Internal Revenue Service.

        "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

        "Issuer Documents" means with respect to any Letter of Credit Application, the Letter of Credit Application and any other document, agreement and instrument entered into by the Lender and the Borrower or in favor of the Lender and relating to any such Letter of Credit.

        "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

        "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

        "L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

        "Lender's Account" has the meaning specified in Section 2.19.

        "Lending Office" means the office or offices of the Lender described as such on Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Borrower.

        "Letter of Credit" means any letter of credit issued hereunder and any letters of credit issued by Lender on behalf of Borrower, existing on the date hereof. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

        "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

        "Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

        "Letter of Credit Fee" has the meaning specified in Section 2.11.

        "Letter of Credit Sublimit" means an amount equal to $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

        "Loan" has the meaning specified in Section 2.01.

        "Loan Account" means the loan account of the Borrower, which account shall be maintained by the Lender.

        "Loan Documents" means this Agreement, the Note, each Issuer Document, each Security Instrument, each guaranty agreement executed by any Guarantor, and all other instruments and documents heretofore or hereafter executed and delivered to or in favor of the Lender in connection with the Loans made, Letters of Credit issued and other transactions between one or more of the Loan Parties and the Lender contemplated under this Agreement.

        "Loan Parties" means, collectively, the Borrower and each other Person providing Collateral pursuant to any Security Instrument.

        "Lockboxes" has the meaning specified in Section 2.19.

        "Lockbox Account" means a depository account established pursuant to one of the Lockbox Agreements.

        "Lockbox Agreement" means those certain lockbox operating procedural agreements and those certain depository account agreements, in form and substance satisfactory to Lender, each of which is among Borrower, Lender, and a Lockbox Bank.

        "Lockbox Bank" means Bank of America, N.A, or any other financial institution mutually acceptable to Borrower and Lender.

        "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

        "Maturity Date" means October     , 2008.

        "Maximum Rate" has the meaning specified in Section 9.08.

        "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

        "Net Amount of Eligible Accounts" means, at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits, allowances, accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

        "Net Proceeds" means, with respect to the sale of any Equity Interests of the Borrower or any Subsidiary, an amount equal to (a) the sum of the cash and cash equivalents received in connection with such sale (before payment of the amounts set forth in the following part (b)), minus (b) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred in connection with such sale.

        "Note" means a promissory note made by the Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B.

        "Notice of Borrowing" means a notice of a borrowing of a Loan pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

        "Notice of Continuation/Conversion" has the meaning specified in Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit F.

        "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, or Swap Contract, or otherwise with respect to any Loan, Letter of Credit, or Swap Contract, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

        "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

        "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

        "Outstanding Amount" means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

        "Participant" has the meaning specified in Section 9.05(c).

        "Patent and Trademark Agreements" means the Patent Security Agreement and the Trademark Security Agreement, each dated as of the date hereof, executed and delivered by the Borrower to the Lender to evidence and perfect the Lender's security interest in the Borrower's present and future patents, trademarks, and related licenses and rights, for the benefit of the Lenders.

        "Payment Account" means each bank account established pursuant to a Security Agreement, to which the proceeds of Accounts and other Collateral are deposited or credited, and which is maintained in the name of the Lender or a Loan Party, as the Lender may determine, on terms acceptable to the Lender.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

        "Pledge Agreement" means that certain Securities Pledge Agreement dated as of April 8, 2005 between the Lender and the Borrower, as amended or supplemented from time to time.

        "Pledged Interests" means the Equity Interests in any Person pledged or required to be pledged as Collateral pursuant to the terms of this Agreement, the Pledge Agreement or the Subsidiaries Pledge Agreements.

        "Preferred Stock Dividends" means cash dividends payable at the rate of five percent (5%) per annum of the original issue price on each outstanding share of the Series A Preferred Stock of the

Borrower, payable on each June 1 and December 1, commencing June 1, 2005 and upon conversion to common stock.

        "Proprietary Rights" means all of the Borrower's now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including those patents, trademarks, service marks, trade names and copyrights set forth on Schedule 5.17 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

        "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

        "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

        "Request for Credit Extension" means (a) with respect to a Borrowing, a Notice of Borrowing and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

        "Reserves" means reserves that limit the availability of credit hereunder, consisting of reserves against Availability, Eligible Accounts, or Eligible Inventory, established by the Lender from time to time in the Lender's reasonable credit judgment. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Lender's credit judgment: (a) reserves for rent at leased locations subject to landlord Liens, except to the extent the Lender has received landlord subordination agreements acceptable to the Lender, (b) Inventory shrinkage, (c) customs charges, (d) dilution, and (e) warehousemen's or bailees' charges.

        "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower's stockholders, partners or members (or the equivalent Person thereof).

        "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

        "Security Agreement" means that certain Security Agreement dated as of April 8, 2005 between the Borrower and the Lender, as amended or supplemented from time to time.

        "Security Instruments" means, collectively, the Pledge Agreement, the Subsidiary Pledge Agreements, the Security Agreement, the guaranty agreements, the Subsidiary Security Agreements, and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any other Person shall grant or convey to the Lender a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document, as any of them may be amended, modified or supplemented from time to time.

        "Solvent" means, when used with respect to any Person, that at the time of determination:

          (a)   the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and

          (b)   the present fair saleable value of its assets is greater than its probably liability on its existing debts as such debts become absolute and matured; and

          (c)   it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and

        For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability of such Person.

        "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

        "Subsidiary Pledge Agreements" means that certain Securities Pledge Agreement dated as of April 8, 2005 between 4646519 Canada, Inc. and the Lender, as amended or supplemented from time to time, and that certain Securities Pledge Agreement dated as of April 8, 2005 between Western Brands Holding, Inc. and the Lender, as amended or supplemented from time to time.

        "Subsidiary Security Agreements" means that certain Security Agreement dated as of the date hereof between Crocs Retail, Inc. and the Lender, as amended or supplemented from time to time, and that certain Security Agreement dated as of the date hereof between Western Brands Holding, Inc. and the Lender, as amended or supplemented from time to time, and any other security agreement entered into from time to time by a Subsidiary, securing the Obligations.

        "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

        "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap

Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

        "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

        "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

        "Threshold Amount" means $250,000.

        "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

        "UCC" means the Uniform Commercial Code then in effect in the state of North Carolina or, if the context shall so indicate, another applicable jurisdiction.

        "Unaudited Financial Statements" has the meaning specified in Section 5.05(b).

        "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        "United States" and "U.S." mean the United States of America.

        "Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

        "Unused Margin" means .25% per annum for any period in which the average Total Outstandings are equal to or more than $5,000,000, and means .50% per annum for any period in which the average Total Outstandings are less then $5,000,000.

        "Voting Securities" means Equity Interests, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such contingency.

        1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

        (a)   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and

Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        (b)   In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including".

        (c)   Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

        1.03 Accounting Terms.

        (a)   Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

        (b)   Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

        1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

        1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central Standard time (daylight or standard, as applicable).

        1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II.
THE COMMITMENT AND CREDIT EXTENSIONS

        2.01 Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a "Loan") to the Borrower from time to time, on any Business Day during the Availability Period; provided, however, that after giving effect to any borrowing, the Total Outstandings shall not exceed the Advance Limit. Within the limits of the Advance Limit, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under

Section 2.04, and reborrow under this Section 2.01. A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, as further provided herein.

        2.02 Borrowings.

        (a)   Each borrowing shall be made upon the Borrower's irrevocable notice to the Lender in the form of a notice of borrowing ("Notice of Borrowing"), which may be given by telephone or electronically, and which must be received by the Lender prior to (i) 12:00 noon Central Standard Time three Business Days prior to the requested Funding Date, in the case of Eurodollar Rate Loans and (ii) 11:00 a.m. Central Standard Time on the requested Funding Date, in the case of Base Rate Loans, specifying:

            (A)  the amount of the Borrowing, which in the case of a Eurodollar Rate Loan must equal or exceed $1,000,000 (and increments of $100,000 in excess of such amount);

            (B)  the requested Funding Date, which must be a Business Day;

            (C)  whether the Loans requested are to be Base Rate Loans or Eurodollar Loans (and if not specified, it shall be deemed a request for a Base Rate Loan); and

            (D)  the duration of the Interest Period for Eurodollar Revolving Loans (and if not specified, it shall be deemed a request for an Interest Period of one month);

        (b)   In lieu of delivering a Notice of Borrowing, the Borrower may give the Lender telephonic or electronic notice of such request for advances to the Designated Account on or before the deadline set forth above. The Lender at all times shall be entitled to rely on such telephonic notice in making such Loans, regardless of whether any written confirmation is received, so long as the proceeds of each Borrowing are transferred to the Designated Account.

        (c)   The Borrower shall have no right to request a Eurodollar Rate Loan while a Default or Event of Default has occurred and is continuing.

        (d)   Reliance upon Authority. Prior to the Closing Date, the Borrower shall deliver to the Lender, a notice setting forth the account of the Borrower ("Designated Account") to which the Lender is authorized to transfer the proceeds of the Loans requested hereunder. The Borrower may designate a replacement account from time to time by written notice. All such Designated Accounts must be reasonably satisfactory to the Lender. The Lender is entitled to rely conclusively on any person's request for Loans on behalf of the Borrower, so long as the proceeds thereof are to be transferred to the Designated Account. The Lender has no duty to verify the identity of any individual representing himself or herself as a person authorized by the Borrower to make such requests on its behalf.

        (e)   No Liability. The Lender shall not incur any liability to the Borrower as a result of acting upon any notice referred to in Sections 2.02(a) and (b), which the Lender believes in good faith to have been given by an officer or other person duly authorized by the Borrower to request Loans on its behalf. The crediting of Loans to the Designated Account conclusively establishes the obligation of the Borrower to repay such Loans as provided herein.

        (f)    Notice Irrevocable. Any Notice of Borrowing (or telephonic or electronic notice in lieu thereof) made pursuant to Sections 2.02(a) and (b) shall be irrevocable. The Borrower shall be bound to borrow the funds requested therein in accordance therewith.

        (g)   Letters of Credit. If on the date the Notice of Borrowing is given, there are and Unreimbursed Amounts, then the proceeds of such Loans shall be applied, first, to the payment in full of any such Unreimbursed Amounts, and second, to the Borrower as provided above.

        (h)   Rate Determination. The determination of the Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error.

        2.03 Letters of Credit.

        (a) The Letter of Credit Commitment.

          (i)    Subject to the terms and conditions set forth herein, the Lender agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (B) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the Total Outstandings shall not exceed the Advance Limit and (2) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

          (ii)   The Lender shall not issue any Letter of Credit, if:

            (A)  the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance; or

            (B)  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.

          (iii)  The Lender shall not be under any obligation to issue any Letter of Credit if:

            (A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

            (B)  the issuance of such Letter of Credit would violate one or more policies of the Lender;

            (C)  except as otherwise agreed by the Lender, such Letter of Credit is in an initial stated amount less than $10,000, in the case of a commercial Letter of Credit, or $25,000, in the case of a standby Letter of Credit;

            (D)  such Letter of Credit is to be denominated in a currency other than Dollars; or

            (E)  such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

          (iv)  The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

        (b)   Procedures for Issuance and Amendment of Letters of Credit.

          (i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the Lender not later than 12:00 noon, at least two Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Lender may require. Additionally, the Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may require.

          (ii)   Upon the Lender's determination that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Lender's usual and customary business practices.

          (iii)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

        (c)   Drawings and Reimbursements.

          (i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrower thereof. Not later than 1:00 p.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Lender, the Borrower shall be deemed to have requested a borrowing of a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the amount of such unreimbursed drawing (the "Unreimbursed Amount"), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Advance Limit and the conditions set forth in Section 4.02 (other than the delivery of a Notice of Borrowing).

          (ii)   If the Borrower fails to reimburse the Lender for any drawing under any Letter of Credit (whether by means of a borrowing or otherwise), such Unreimbursed Amount shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

        (d)   Obligations Absolute. The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

          (i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

          (ii)   the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

          (iv)  any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

          (v)   any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

        The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

        (e)   Role of Lender. The Borrower agrees that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, any of its Affiliates, any of the respective officers, directors, employees, agents or attorneys-in-fact of the Lender and its Affiliates, nor any of the respective correspondents, participants or assignees of the Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Lender, and the Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Lender's willful misconduct or gross negligence or the Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        (f)    Cash Collateral. Upon the request of the Lender, (i) if the Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed on the applicable Honor Date, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.03(f), 2.05(b) , 2.16 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05, 2.16, and Section 8.02(c), "Cash Collateralize" means to pledge and deposit with or deliver to the Lender, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Lender. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Lender.

        (g)   Applicability of ISP and UCP. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

        (h)   Documentary and Processing Charges Payable to Lender. The Borrower shall pay to the Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

        (i)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

        2.04 Prepayments.

        (a)   Loans. The Borrower shall repay the outstanding principal balance of the Loans, plus all accrued but unpaid interest thereon, on the Maturity Date. The Borrower may prepay Loans at any time, and reborrow subject to the terms of this Agreement. In addition, and without limiting the generality of the foregoing, upon demand the Borrower shall pay to the Lender the amount, without duplication, by which the Total Outstandings exceeds the lesser of the Borrowing Base or the Advance Limit.

        (b)   Termination of Facility. The Borrower may terminate this Agreement upon at least ten (10) Business Days' notice to the Lender, upon (i) the payment in full of all outstanding Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit, (ii) the payment of the early termination fee set forth below, (iii) the payment in full in cash of all reimbursable expenses and other Obligations, and (iv) with respect to any Eurodollar Rate Loans prepaid, payment of the amounts due under Section 3.05, if any. If this Agreement is terminated at any time prior to the Maturity Date, whether pursuant to this Section 2.04(b) or pursuant to Section 8.02, the Borrower shall pay to the Lender, an early termination fee determined in accordance with the following table:

Period during which early termination occurs	Early Termination Fee
On or prior to the first Anniversary Date	1.0% of the Commitment
After the first Anniversary Date but on or prior to the second Anniversary Date	0.5% of the Commitment
After the second Anniversary Date but prior to the Stated Termination Date	None

Notwithstanding the foregoing, in the event Borrower refinances the Loans with any other department of the Bank, the early termination fee will not apply.

        2.05 Termination or Reduction of Commitment. The Borrower may, upon notice to the Lender, from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the Lender not later than 1:00 p.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000 or any whole multiple thereof, (iii) the Borrower shall not reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Advance Limit, and (iv) if, after giving effect to any reduction of the Commitment, the Letter of Credit Sublimit exceeds the amount of the Commitment, such Sublimit shall be automatically reduced by the amount of such excess. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

        2.06 Eurodollar Loan Repayments. In connection with any prepayment, if any Eurodollar Rate Loans are prepaid prior to the expiration date of the Eurodollar Interest Period applicable thereto, the Borrower shall pay to the Lender the amounts described in Section 3.05.

        2.07 Interest.

        (a)   Interest Rates. All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the Eurodollar Rate plus the Applicable Margins as set forth below, but not to exceed the Maximum Rate. If at any time Loans are outstanding with respect to which the Borrower has not delivered to the Lender a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Loans shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Lender in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

          (i)    For all Base Rate Loans and other Obligations (other than Eurodollar Rate Loans) at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin; and

          (ii)   For all Eurodollar Rate Loans at a per annum rate equal to the Eurodollar Rate plus the Applicable Margin.

Each change in the Base Rate shall be reflected in the interest rate applicable to Base Rate Loans as of the effective date of such change. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). The Borrower shall pay to the Lender interest accrued on all Base Rate Loans in arrears on the first day of each month hereafter and on the Maturity Date. The Borrower shall pay to the Lender, interest on all Eurodollar Rate Loans in arrears on each Eurodollar Interest Payment Date.

        (b)   Default Rate. If any Default or Event of Default occurs and is continuing and the Lender in its discretion so elect, then, while any such Default or Event of Default is continuing, all of the Obligations shall bear interest at the Default Rate applicable thereto.

        2.08 Continuation and Conversion Elections.

        (a)   The Borrower may:

          (i)    elect, as of any Business Day, in the case of Base Rate Loans to convert any Base Rate Loans (or any part thereof in an amount not less than $1,000,000 or that is in an integral multiple of $100,000 in excess thereof) into Eurodollar Rate Loans; or

          (ii)   elect, as of the last day of the applicable Interest Period, to continue any Eurodollar Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof);

provided, that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans; provided further that if the notice shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.

        (b)   The Borrower shall deliver a notice of continuation/conversion ("Notice of Continuation/Conversion") to the Lender not later than 12:00 noon (Central Standard Time) at least three (3) Business Days in advance of the Continuation/Conversion Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans and specifying:

          (i)    the proposed Continuation/Conversion Date;

          (ii)   the aggregate amount of Loans to be converted or renewed;

          (iii)  the type of Loans resulting from the proposed conversion or continuation; and

          (iv)  the duration of the requested Interest Period, provided, however, the Borrower may not select an Interest Period that ends after the Maturity Date.

        (c)   If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to Eurodollar Rate Loans or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

        (d)   There may not be more than four (4) different Eurodollar Rate Loans in effect hereunder at any time.

        2.09 Closing Fee. The Borrower agrees to pay the Lender on the Closing Date a closing fee (the "Closing Fee") in an amount equal to 0.50% of the Commitment.

        2.10 Unused Line Fee. On the first day of each month and on the Maturity Date the Borrower agrees to pay to the Lender an unused line fee (the "Unused Line Fee") equal to the Unused Margin times the amount by which the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Loans and the average daily undrawn face amount of outstanding Letters of Credit, during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Maturity Date. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All principal payments received by the Lender shall be deemed to be credited to the Borrower's Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.10.

        2.11 Letter of Credit Fees. The Borrower shall pay to the Lender a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable LC Margin times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a monthly basis in arrears and (ii) due and payable on the first Business Day of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate. The Borrower also agrees to pay to the Lender, a fee equal to .125% of the stated amount of each Letter of Credit, payable upon the issuance thereof. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

        2.12 Computation of Interest and Fees. All computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 9.09, bear interest for one (1) day.

        2.13 Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. The Note, if any, shall evidence the Lender's Loans in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, amount and maturity of each Loan and payments with respect thereto. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

        2.14 Payments Generally.

        (a)   All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. All payments received by the Lender after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

        (b)   If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

        (c)   Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

        2.15 Payments as Loans. At the election of Lender, all payments of principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums, reimbursable expenses and other sums payable hereunder, may be paid from the proceeds of Loans made hereunder. The Borrower hereby irrevocably authorizes the Lender to charge the Loan Account for the purpose of paying all amounts from time to time due hereunder and agrees that all such amounts charged shall constitute Loans.

        2.16 Apportionment, Application and Reversal of Payments. All payments shall be remitted to the Lender and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Lender, shall be applied, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements including any amounts relating to Bank Products then due to the Lender from the Borrower; second, to pay any fees or expense reimbursements then due to the Lender from the Borrower; third, to pay interest due in respect of all Loans; fourth, to pay or prepay principal of the

Loans and unpaid reimbursement obligations in respect of Letters of Credit; fifth, to pay an amount to Lender equal to all outstanding Letter of Credit Obligations to be held as cash collateral for such Obligations; and sixth, to the payment of any other Obligations due to the Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, the Lender shall not apply any payments which it receives to any Eurodollar Rate Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the Borrower shall pay Eurodollar breakage losses in accordance with Section 3.05. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

        2.17 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Lender, or any Affiliate of the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender and the Borrower shall be liable to pay to the Lender, and hereby does indemnify the Lender and hold the Lender harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.17 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Lender's rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.17 shall survive the termination of this Agreement.

        2.18 Lenders' Books and Records; Monthly Statements. The Lender shall record the principal amount of the Loans owing to it, the undrawn face amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books. In addition, Lender may note the date and amount of each payment or prepayment of principal of such Loans in its books and records. Failure by the Lender to make such notation shall not affect the obligations of the Borrower with respect to the Loans or the Letters of Credit. The Borrower agrees that the Lender's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Lender will provide to the Borrower a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrower and an account stated (except for reversals and reapplications of payments made as provided in Section 2.17 and corrections of errors discovered by the Lender), unless the Borrower notifies the Lender in writing to the contrary within thirty (30) days after such statement is rendered. In the event a timely written notice of objections is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.

        2.19 Collection of Accounts. Borrower shall at all times maintain lockboxes ("Lockboxes") and shall, on or before December 26, 2005, instruct all Account Debtors with respect to Accounts and General Intangibles of Borrower to remit all Collections in respect thereof to such Lockboxes or local deposit accounts at financial institutions acceptable to the Lender. Borrower, Lender and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that: (a) all good funds on deposit in each local collection account (other than a local collection account which is subject to a Control Agreement) in excess of $10,000 per account shall be swept pursuant to standing instructions (by wire transfer or ACH transaction) on a daily basis to a Lockbox Account; and (b) all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account (provided that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to deposit receipts from deposit accounts associated with kiosk locations, whose balances are less than $10,000). No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of the Lender. All amounts received in each Lockbox Account shall be wired each Business Day into an account ("Lender's Account") with the Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

        3.01 Taxes.

        (a)   Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)   Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)   Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender with respect to this Agreement and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

        (d)   Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

        (e)   Treatment of Certain Refunds. If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such

Governmental Authority. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

        3.02 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make Eurodollar Rate Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon the giving of such notice, all Eurodollar Rate Loans shall be automatically converted to Base Rate Loans.

        3.03 Inability to Determine Eurodollar Rate. If the Lender determines that for any reason in connection with any request for a Eurodollar Rate Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

        3.04 Increased Costs.

        (a)   Increased Costs Generally. If any Change in Law shall:

          (i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any reserve requirement reflected in the Eurodollar Rate);

          (ii)   subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

          (iii)  impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

        (b)   Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its Lending Office or the Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Loans made by, or the Letters of Credit issued by the Lender, to a level below that which the

Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

        (c)   Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

        (d)   Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

        3.05 Funding Losses. The Borrower shall reimburse the Lender and hold it harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

  the failure of the Borrower to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

  the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion; or

  the prepayment or other payment (including after acceleration thereof) of any Eurodollar Rate Loans on a day that is not the last day of the relevant Eurodollar Interest Period;

including any such loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by any Lender in connection with the foregoing. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection in this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

        3.06 Mitigation Obligations. If the Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (b) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

        3.07 Survival. All of the Borrower's obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

        4.01 Conditions of Initial Credit Extension. The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

        (a)   The Lender's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:

          (i)    executed counterparts of this Agreement and each other Loan Document, sufficient in number for distribution to the Lender and the Borrower;

          (ii)   if requested by Lender, the Note executed by the Borrower;

          (iii)  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

          (iv)  such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

          (v)   a favorable opinion of Faegre & Benson, counsel to the Loan Parties, addressed to the Lender, in form and substance reasonably satisfactory to the Lender;

          (vi)  a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

          (vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Unaudited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

          (viii)   a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date, pro forma for the transactions in this Agreement, signed by a Responsible Officer of the Borrower;

          (ix)  a duly completed Borrowing Base Certificate as of the last day of the calendar month most recently ended prior to the Closing Date, with such adjustments as are reasonably requested by the Lender to bring such Borrowing Base Certificate current to the Closing Date, along with such agings, reports and similar information relating to the Collateral as may be reasonably requested by the Lender;

          (x)   Uniform Commercial Code search results showing only those Liens that are (A) terminated on or will be terminated before the Closing Date (provided that satisfactory evidence of such termination or of satisfactory arrangements for such termination is delivered to the Lender prior to the Closing Date), (B) described on Schedule 7.01, or (C) otherwise acceptable to the Lender;

          (xi)  Uniform Commercial Code financing statements suitable in form and substance for filing in all places required by applicable law to perfect the Liens of the Lender under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be necessary under applicable law to perfect the Liens of the Lender under the Security Instruments as a first priority Lien in and to such other Collateral as the Lender may require, including without limitation the delivery of any issued and outstanding certificates evidencing Pledged Interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto;

          (xii) The Lender shall have had an opportunity, if it so chooses, to examine the books of account and other records and files of the Loan Parties and to make copies thereof, and to conduct a pre-closing audit which shall include, without limitation, verification of Inventory, Accounts, and the Borrowing Base, and the results of such examination and audit shall have been satisfactory to the Lender in all respects.

          (xiii)   Mortgagee, landlord, and other third party waivers and agreements acceptable to Lenders relating to Inventory matters;

          (xiv)   No event has occurred and is continuing, or would result from such extension of credit, which has had or would (after giving effect thereto) reasonably be expected to have a Material Adverse Effect.

          (xv) Evidence satisfactory to Lender that there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that in Lender's judgment (a) could reasonably be expected to have a Material Adverse Effect, or (b) could reasonably be expected to materially and adversely affect this Agreement, any other Loan Document, or the transactions contemplated hereby or thereby.

          (xvi)   Receipt by Lender and a satisfactory review by Lender of all material contracts of the Loan Parties with material customers.

          (xvii)   Without limiting the generality of the items described above, each Loan Party shall have delivered or caused to be delivered to the Lender (in form and substance reasonably satisfactory to the Lender), the financial statements, instruments, resolutions, documents, agreements, certificates, opinions, and other items set forth on the "Closing Checklist" delivered by the Lender to Borrower prior to the Closing Date.

          (xviii)   an initial Request for Credit Extension, if any;

          (xix)   evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

          (xx) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

        (b)   Any fees required to be paid on or before the Closing Date, including, but not limited to, the Closing Fee, shall have been paid.

        (c)   The Borrower shall have paid all fees, charges and disbursements of counsel to the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

        (d)   Upon making the Borrowing on the Closing Date (including such Loans made to finance the Closing Fee or otherwise as reimbursement for fees, costs, and expenses then payable under this Agreement), and with all its obligations current, the Borrower shall have availability under the Borrowing Base of at least $2,500,000, after giving effect to the reserve of any accounts payable by any Loan Party which are more than 60 days past invoice date.

        4.02 Conditions to all Credit Extensions. The obligation of the Lender to make any Credit Extension is subject to the following conditions precedent:

        (a)   The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.02.

        (b)   No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

        (c)   The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

        (d)   If requested by the Lender, the Lender shall have received an updated Borrowing Base Certificate as of the date of such Credit Extension (or a recent date prior thereto, but after the date of the most recently delivered Borrowing Base Certificate, reasonably requested by the Lender).

        Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lender that:

        5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

        5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

        5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

        5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

        5.05 Financial Statements; No Material Adverse Effect.

        (a)   The Audited Financial Statements (i) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) will fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) will show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

        (b)   The unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries dated June 30, 2005 (the "Unaudited Financial Statements"), and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for the three fiscal quarter period ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii) above, to the absence of footnotes and to normal year-end audit adjustments. Schedule 7.03 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

        (c)   Since the date of the Unaudited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

        (d)   The consolidated and consolidating pro forma balance sheet of the Borrower and its Subsidiaries as at August 31, 2005, and the related consolidated and consolidating pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the eight-month period then ended, certified by the chief financial officer of the Borrower, copies of which have been furnished to the Lender, fairly present the consolidated and consolidating pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated and consolidating pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

        (e)   The consolidated and consolidating forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered to the Lender prior to the Closing Date were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower's best estimate of its future financial performance.

        5.06 Litigation. Except as set forth on Schedule 5.06 attached hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

        5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

        5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

        5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

        5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

        5.12 ERISA Compliance. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

        (a)   There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

        (b)   (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

        5.13 Subsidiaries; Equity Interests. The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

        5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

        (a)   The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

        (b)   None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

        5.15 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

        5.16 Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        5.17 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and which are described on Schedule 5.17. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        5.18 Validity and Priority of Security Interest. The provisions of this Agreement, and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, and such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral, except for those Liens identified in Section 7.01(c), (d) and (e), and enforceable against the Borrower and other Loan Parties and all third parties.

        5.19 Solvency. The Borrower is Solvent prior to and after giving effect to the Borrowings to be made on the Closing Date and the issuance of the Letters of Credit to be issued on the Closing Date, and shall remain Solvent during the term of this Agreement.

        5.20 Indebtedness. After giving effect to the making of the Loans to be made on the Closing Date, the Borrower and its Subsidiaries have no Indebtedness except (a) the Obligations, and (b) Indebtedness described on Schedule 7.03.

        5.21 Distributions. Since May 1, 2005, no Restricted Payment has been declared, paid, or made upon or in respect of any capital stock or other securities of the Borrower or any of its Subsidiaries, other than the Preferred Stock Dividends.

        5.22 Bank Accounts. Schedule 5.22 contains as of the Closing Date a complete and accurate list of all bank accounts maintained by the Borrower with any bank or other financial institution.

ARTICLE VI.
AFFIRMATIVE COVENANTS

        So long as the Commitment shall be in effect, any Loan or other Obligations hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.02, 6.03 and 6.04) cause each Subsidiary to:

        6.01 Books and Records. Maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 6.02. The Borrower shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP. The Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Lender shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral.

6.02
Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender:

        (a)   as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2005), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

        (b)   as soon as available, but in any event within thirty (30) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending September 30, 2005), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

        (c)   As soon as available, but in any event not later than thirty (30) days after the end of each month (commencing with the month ending September 30, 2005), consolidated and consolidating unaudited balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such month, and consolidated and consolidating unaudited income statements and cash flow statements for the Borrower and its consolidated Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operations of the Borrower and its consolidated Subsidiaries as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year and in the Borrower's budget, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 6.02(a). The Borrower shall certify by a certificate signed by its chief financial officer that all such statements have been prepared in accordance with GAAP and present fairly the Borrower's financial position as at the dates thereof and its results of operations for the periods then ended, subject to normal year-end adjustments.

        As to any information contained in materials furnished pursuant to Section 6.03(f), the Borrower shall not be separately required to furnish such information under clause (a), (b), or (c) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a), (b), or (c) above at the times specified therein.

        6.03 Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

        (a)   concurrently with the delivery of the financial statements referred to in Section 6.02(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

        (b)   concurrently with the delivery of the financial statements referred to in Sections 6.02(b) and 6.02(c) (commencing with the delivery of the financial statements for the fiscal quarter and month ended September 30, 2005), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

        (c)   promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

        (d)   no later than the Tuesday after the end of each week, or more frequently if requested by the Lender (including, upon request of the Lender, concurrently with any Request for Credit Extension), a Borrowing Base Certificate as of the end of such preceding week;

        (e)   The Borrower shall deliver the following agings, reports and other information to the Lender as of the times set forth below:

          (i)    on a monthly basis, by the fifteenth (15th) day of the following month, or more frequently if requested by the Lender, an aging of the Borrower's Accounts, together with a reconciliation to the corresponding Borrowing Base and to the Borrower's general ledger;

          (ii)   on a monthly basis, by the fifteenth (15th) day of the following month, or more frequently if requested by the Lender, an aging of the Borrower's accounts payable;

          (iii)  on a monthly basis, by the fifteenth (15th) day of the following month, or more frequently if requested by the Lender, a detailed calculation of Eligible Accounts and Eligible Inventory;

          (iv)  on a monthly basis, by the fifteenth (15th) day of the following month or more frequently if requested by Lender, a report of all amounts owed to and paid to Expeditors by the Loan Parties;

          (v)   on a weekly basis, by the Tuesday after the end of each week, or more frequently if requested by the Lender, Inventory reports by category and location, together with a reconciliation to the corresponding Borrowing Base and to the Borrower's general ledger;

          (vi)  upon request, copies of invoices in connection with the Borrower's Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Borrower's Accounts and for Inventory and equipment acquired by the Borrower, purchase orders and invoices;

          (vii) upon request, a statement of the balance of all assets and liabilities, however arising, which are due to the Borrower from, or which are due from the Borrower to, or which otherwise arise from any transaction by the Borrower with, any Affiliate of the Borrower;

          (viii)   upon request, such other reports as to the Collateral of the Borrower as the Lender shall reasonably request from time to time; and

          (ix)  with the delivery of each of the foregoing, a certificate of the Borrower executed by a Responsible Officer certifying as to the accuracy and completeness of the foregoing.

        (f)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;

        (g)   promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

        Documents required to be delivered pursuant to Section 6.02(a), (b), or (c) or Section 6.03(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 9.02; provided that: (i) if the Lender so requests, the Borrower shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificate required by Section 6.03(b) to the Lender. If any of the Borrower's records or reports of the Collateral are prepared by an accounting service or other agent, the Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Lender.

        (h)   No sooner than sixty (60) days and not less than thirty (30) days prior to the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated and consolidating balance sheets, income statements and cash flow statements) for the Borrower and its Subsidiaries as at the end of and for each month of such Fiscal Year.

        6.04 Notices. Promptly notify the Lender:

        (a)   of the occurrence of any Default;

        (b)   of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

        (c)   of the occurrence of any ERISA Event; and

        (d)   of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

        Each notice pursuant to this Section 6.04 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section 6.04 shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

        6.05 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

        6.06 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

        6.07 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

        6.08 Maintenance of Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its property necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted.

        6.09 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

        6.10 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

        6.11 Inspection Rights; Field Audit. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, to perform a field audit of the Borrower's accounts receivable, inventory and equipment, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that any field audit shall be performed at the Borrower's expense no more frequently than four times annually; provided, further, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

        6.12 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, capital expenditures, Restricted Payments and general corporate purposes, in each case in compliance with the terms of this Agreement and not in contravention of any Law or of any Loan Document.

        6.13 Deposit Accounts. Maintain its primary commercial banking relationship for all traditional commercial banking products, including all of its business, cash management, operating and administrative deposit accounts, with Bank of America, N.A.

        6.14 Collateral. Upon the organization, creation, or acquisition of any Domestic Subsidiary, Borrower shall cause such Subsidiary to execute and deliver a Payment Guaranty and Security Instrument granting and perfecting Liens on substantially all the assets of such Subsidiary (other than in the case of stock in Foreign Subsidiaries of such Subsidiary, 66% of the Voting Equity of such Foreign Subsidiary).

        6.15 Post Closing Agreements. Take or cause to be taken all actions necessary to perfect Liens on any stock of Subsidiaries existing under the laws of Mexico or any province of Canada on or before thirty (30) days after the Closing Date.

ARTICLE VII.
NEGATIVE COVENANTS

        So long as the Commitment shall be in effect, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

        7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

        (a)   Liens pursuant to any Loan Document;

        (b)   Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

        (c)   Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

        (d)   carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

        (e)   pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

        (f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        (g)   Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

        (h)   easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

        (i)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments.

        7.02 Investments. Except as permitted by Sections 7.12 and 7.15, make any Investments, except:

        (a)   Investments set forth on Schedule 5.13;

        (b)   Investments held by the Borrower or such Subsidiary in the form of cash equivalents (including short-term debt securities issued or fully guaranteed or insured by the United States federal government or any agency thereof);

        (c)   short term Investments by Borrower or any Subsidiary, acceptable to Lender;

        (d)   advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $15,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

        (e)   Investments of (i) the Borrower in any Guarantor, (ii) any Guarantor in the Borrower or in another Guarantor, (iii) any Subsidiary of the Borrower that is not a Guarantor in another Subsidiary of the Borrower;

        (f)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

        (g)   Guarantees permitted by Section 7.03(c); provided that in the case of Investments described in clauses (a), (b), and (c) above, Lender shall at all times have a valid, perfected first priority security interest in such Investments; and

        (h)   Investments in joint ventures with Borrower's existing Chinese manufacturer or any of its Affiliates, so long as at the time any such Investment is made, and after giving effect to such Investment, the sum of: (A) Availability, and (B) cash or cash equivalents located in the United States is at least $10,000,000.

        7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

        (a)   Indebtedness under the Loan Documents;

        (b)   Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

        (c)   Guarantees of (i) the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor, and (ii) any Subsidiary of the Borrower that is not a Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any of its Subsidiaries;

        (d)   obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

        (e)   Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets, provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,250,000; and

        (f)    unsecured Indebtedness in an aggregate principal amount not to exceed $250,000 at any time outstanding.

        7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

        (a)   any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

        (b)   any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor.

        7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

        (a)   Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

        (b)   Dispositions of inventory in the ordinary course of business;

        (c)   Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

        (d)   Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor; and

        (e)   Dispositions permitted by Section 7.04;

        provided, however, that any Disposition pursuant to clauses (a) through (e) shall be for fair market value.

        7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

        (a)   each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

        (b)   the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

        (c)   each Subsidiary of the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

        (d)   the Borrower may issue and sell shares of its common stock, so long as the Net Proceeds thereof (in excess, in the aggregate, of $3,000,000 with respect to any private offering) are required to be applied to the prepayment of the Loans pursuant to Section 2.05(b) and are so applied; and

        (e)   the Borrower may declare and make Preferred Stock Dividends.

        7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

        7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate.

        7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

        7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

        7.11 Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries, $7,000,000 during any fiscal year of the Borrower, provided that Lender, in its discretion, may agree to increase the amount of permitted Capital Expenditures for fiscal years ending after December 31, 2006, based on financial projections and information furnished by Borrower to Lender.

        7.12 New Subsidiaries. No Loan Party shall, directly or indirectly, organize, create, acquire, or permit to exist any Subsidiary without giving the Lender at least ten (10) days prior written notice of such organization, creation, or acquisition. Borrower or any Subsidiary may organize, create or acquire Foreign Subsidiaries, so long as the aggregate Investments therein do not exceed $10,000. Borrower shall cause each Person that becomes a Domestic Subsidiary of any Loan Party after the Closing Date (whether as a result of acquisition, merger, creation or otherwise), (a) to execute Guarantee of the Obligations ("Payment Guaranty") on the date such entity becomes a Subsidiary of Loan Party and promptly deliver (but in no event later than five (5) days following consummation of such creation, acquisition, or merger) such Payment Guaranty to the Lender and (b) to execute and deliver to the Lender all required Security Instruments (in form and substance acceptable to the Lender) creating Liens in favor of the Lender in the Collateral owned by such Subsidiary.

        7.13 Organization Documents. Amend, modify, or restate any Organization Documents of Borrower or any of it Subsidiaries, except pursuant to draft amendments furnished to Lender prior to the Closing Date.

        7.14 Fiscal Year. Change the Fiscal Year of Borrower or any of its Subsidiaries.

        7.15 Acquisitions. The Loan Parties may consummate Acquisitions, so long as:

        (a)   the Acquisition by a Loan Party is of a Person or assets which are in substantially the same lines of business as the business conducted by such Loan Party on the date hereof, or any other business reasonably related thereto;

        (b)   as of the closing thereof, each Acquisition has been approved and recommended by the board of directors (or equivalent body) of the Person to be acquired or from which such business or asset is to be acquired;

        (c)   prior to the closing of such Acquisition (other than as Acquisition of assets), the Person to be acquired is Solvent;

        (d)   as of the closing of the Acquisition, after giving effect thereto, the Loan Party that is the acquiring party must be Solvent and the Loan Parties, on a consolidated basis, must be Solvent;

        (e)   as of the closing of any such Acquisition, (i) such Acquisition is structured as a merger, the Borrower must be the surviving entity after giving effect to such merger; and (ii) if such Acquisition is structured as a stock/equity acquisition, the acquiring Loan Party shall own not less than a majority interest in the entity being acquired and such acquired entity will be a Domestic Subsidiary;

        (f)    as of the closing of any Acquisition, no Default or Potential Default shall exist or occur as a result thereof, and after giving effect thereto;

        (g)   Borrower shall have complied with the terms and conditions of Section 6.14;

        (h)   the absence of action, suit, investigation, or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that affects the target or the proposed Acquisition, which could reasonably be expected to have a Material Adverse Effect on the target or the Loan Parties;

        (i)    except to the extent permitted by Section 7.03(e) no Loan Party shall incur or become liable to pay any Indebtedness in connection with the Acquisition;

        (j)    Borrower shall provide Lender with fifteen (15) days prior written notice of any proposed Acquisition, together with any merger, acquisition, purchase, or other similar agreement, and all due diligence materials relating thereto;

        (k)   immediately prior to such Acquisition and after giving effect to any Loans to be made in connection therewith, the sum of: (A) Availability, and (B) cash or cash equivalents located in the United States is at least $20,000,000; and

        (l)    for the purposes of calculating Availability under this Section 7.16 no assets of the Person to be acquired or the assets to be acquired shall be included in the Borrowing Base unless such assets are acceptable to the Lender.

ARTICLE VIIA.
FINANCIAL COVENANTS

        So long as the Commitment shall be in effect, any Loan or other Obligations hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

        7.01A   Minimum Consolidated EBITDA. The Borrower shall cause the Consolidated EBITDA for each fiscal month of Borrower to be not less than $2,000,000 in each of the first two months of any fiscal quarter of Borrower, and $3,000,000 in each of the third months in each fiscal quarter of Borrower.

        7.02A   Consolidated Fixed Charge Coverage Ratio. Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.75 to 1.00. From the date hereof through June 29, 2006, the Fixed Charge Coverage Ratio shall be calculated with respect to the period from September 30, 2005, through and including the most recently ended fiscal quarter, and thereafter shall be calculated for the period of the four prior fiscal quarters ending on such date.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

        8.01 Events of Default. Any of the following shall constitute an Event of Default:

        (a)   Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

        (b)   Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.04, 6.06, 6.08, 6.11, 6.12, or Article VII; or

        (c)   Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

        (d)   Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading (in any material way, with respect to any such document other than a Loan Document) when made or deemed made; or

        (e)   Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

        (f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

        (g)   Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

        (h)   Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

        (i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

        (j)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Lien granted thereunder at any time after its creation and perfection and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or have the priority required hereby or thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or the validity, perfection or priority of any Lien granted thereunder; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

        (k)   Change of Control. There occurs any Change of Control; or

        (l)    Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect.

        8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

        (a)   reduce the Commitment, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base;

        (b)   restrict the amount of or refuse to make Loans;

        (c)   restrict or refuse to provide Letters of Credit;

        (d)   declare the Commitment to be terminated, whereupon the Commitment shall be terminated;

        (e)   declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

        (f)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) and the Bank Products (in an amount acceptable to Lender);

        (g)   pay any amounts which in Lender's sole judgment, it deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations, or (3) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 9.04, all of which shall be part of the Obligations payable hereunder and shall bear interest at the Default Rate; and

        (h)   exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitment shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations and the Bank Products as aforesaid shall automatically become effective, in each case without further act of the Lender.

        8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations and Bank Products have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE IX.
MISCELLANEOUS

        9.01 Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        9.02 Notices, Effectiveness; Electronic Communication.

        (a)   Notices Generally.

          (i)    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02.

          (ii)   Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

        (b)   Electronic Communications.

          (i)    Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

          (ii)   Unless the Lender otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

        (c)   Change of Address, Etc. Each of the Borrower and the Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

        (d)   Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic and electronic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and the Related Parties of the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

        9.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        9.04 Expenses; Indemnity; Damage Waiver.

        (a)   Costs and Expenses. The Borrower agrees to pay to the Lender, on demand, all costs and expenses that Lender pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including: (i) Attorney Costs; (ii) costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (iii) costs and expenses of lien and title searches and title insurance; (iv) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender's Liens (including costs and expenses paid or incurred by the Lender in connection with the consummation of this Agreement); (v) sums paid or incurred to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take; (vi) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Borrower's operations by the Lender plus the Lender's then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $850 per day (or portion thereof) for each Person retained or employed by the Lender with respect to each field examination or audit); and (vii) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral. In addition, the Borrower agrees to pay costs and expenses incurred by the Lender (including Attorneys' Costs) to the Lender, on demand, paid or incurred to obtain payment of the Obligations, enforce the Lender's Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower. All of the foregoing costs and expenses shall be charged to the Borrower's Loan Account as Loans as described in Section 2.15.

        (b)   Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

        (c)   Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

        (d)   Payments. All amounts due under this Section 9.04 shall be payable not later than ten Business Days after demand therefor.

        (e)   Survival. The agreements in this Section 9.04 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

        9.05 Bank Products. The Borrower may request and Lender may, in its sole and absolute discretion, arrange for the Borrower to obtain from the Lender or the Lender's Affiliates Bank Products although the Borrower is not required to do so. If Bank Products are provided by an Affiliate of the Lender, the Borrower agrees to indemnify and hold the Lender harmless from any and all costs and obligations now or hereafter incurred by the Lender which arise from any indemnity given by the Lender to its Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit the Borrower's rights, with respect to the Lender or its Affiliates, if any, which arise as a result of the execution of documents by and between the Borrower and the Lender which relate to Bank Products. The agreement contained in this Section shall survive termination of this Agreement. The Borrower acknowledges and agrees that the obtaining of Bank Products from the Lender or the Lender's Affiliates (a) is in the sole and absolute discretion of the Lender or the Lender's Affiliates, and (b) is subject to all rules and regulations of the Lender or the Lender's Affiliates.

        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) below, (ii) by way of participation in accordance with the provisions of clause (c) below, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (c) below and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (a)   The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment, the Loans and L/C Obligations at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee, it being understood and agreed that with respect to any Letters of Credit outstanding at the time of any such assignment, the Lender may sell to the assignee a ratable participation in such Letters of Credit. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender's rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment, and shall continue to have all of the rights provided hereunder to the Lender in its capacity as issuer of any Letters of Credit outstanding at the time of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

        (b)   The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of the Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the outstanding Letters of Credit and/or the Loans and/or the reimbursement obligations in respect of Letters of Credit); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (A) postpone any date upon which any payment of money (other than a mandatory prepayment) is scheduled to be made to such Participant, (B) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without the consent of the Participant, waive the right to be paid interest at the Default Rate), (C) release all or substantially all of the Guarantors from the Guaranty or (D) release all or substantially all of the Collateral. Subject to clause (d) below, the Borrower agrees that each Participant shall be entitled to the benefits of Article III to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 3.04 as though it were the Lender.

        (c)   A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

        (d)   The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

        9.06 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates and to its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        9.07 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or any other Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

        9.08 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

        9.09 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        9.10 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

        9.11 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        9.12 Governing Law; Jurisdiction; Etc.

        (a)   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

        (b)   THIS SECTION 9.12 CONCERNS THE RESOLUTION OF ANY CONTROVERSIES OR CLAIMS BETWEEN THE BORROWER AND THE LENDER, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE, INCLUDING BUT NOT LIMITED TO CONTROVERSIES OR CLAIMS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS (COLLECTIVELY, A "CLAIM"). FOR PURPOSES OF THIS SECTION 9.12 ONLY, THE TERM "LENDER" SHALL INCLUDE ANY PARENT CORPORATION, SUBSIDIARY OR AFFILIATE OF THE LENDER INVOLVED IN THE SERVICING, MANAGEMENT OR ADMINISTRATION OF ANY OBLIGATION DESCRIBED OR EVIDENCED BY THIS AGREEMENT.

        (c)   AT THE REQUEST OF THE BORROWER OR THE LENDER, ANY CLAIM SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (TITLE 9, U.S. CODE) (THE "ACT"). THE ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY THE LAW OF THE STATE OF NORTH CAROLINA.

        (d)   ARBITRATION PROCEEDINGS WILL BE DETERMINED IN ACCORDANCE WITH THE ACT, THE APPLICABLE RULES AND PROCEDURES FOR THE ARBITRATION OF DISPUTES OF JAMS OR ANY SUCCESSOR THEREOF ("JAMS") AND THE TERMS OF THIS SECTION 9.12. IN THE EVENT OF ANY INCONSISTENCY, THE TERMS OF THIS SECTION 9.12 SHALL CONTROL.

        (e)   THE ARBITRATION SHALL BE ADMINISTERED BY JAMS AND CONDUCTED, UNLESS OTHERWISE REQUIRED BY LAW, IN ANY U.S. STATE WHERE REAL OR TANGIBLE PERSONAL PROPERTY COLLATERAL FOR THIS CREDIT IS LOCATED OR IF THERE IS NO SUCH COLLATERAL, IN THE STATE OF NORTH CAROLINA. ALL CLAIMS SHALL BE DETERMINED BY ONE ARBITRATOR; HOWEVER, IF CLAIMS EXCEED $5,000,000, UPON THE REQUEST OF ANY PARTY, THE CLAIMS SHALL BE DECIDED BY THREE ARBITRATORS. ALL ARBITRATION HEARINGS SHALL COMMENCE WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION AND CLOSE WITHIN 90 DAYS OF COMMENCEMENT AND THE AWARD OF THE ARBITRATOR(S) SHALL BE ISSUED

WITHIN 30 DAYS OF THE CLOSE OF THE HEARING. HOWEVER, THE ARBITRATOR(S), UPON A SHOWING OF GOOD CAUSE, MAY EXTEND THE COMMENCEMENT OF THE HEARING FOR UP TO AN ADDITIONAL 60 DAYS. THE ARBITRATOR(S) SHALL PROVIDE A CONCISE WRITTEN STATEMENT OF REASONS FOR THE AWARD. THE ARBITRATION AWARD MAY BE SUBMITTED TO ANY COURT HAVING JURISDICTION TO BE CONFIRMED AND ENFORCED.

        (f)    THE ARBITRATOR(S) WILL HAVE THE AUTHORITY TO DECIDE WHETHER ANY CLAIM IS BARRED BY THE STATUTE OF LIMITATIONS AND, IF SO, TO DISMISS THE ARBITRATION ON THAT BASIS. FOR PURPOSES OF THE APPLICATION OF THE STATUTE OF LIMITATIONS, THE SERVICE ON JAMS UNDER APPLICABLE JAMS RULES OF A NOTICE OF CLAIM IS THE EQUIVALENT OF THE FILING OF A LAWSUIT. ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S). THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT.

        (g)   THIS SECTION 9.12 DOES NOT LIMIT THE RIGHT OF ANY PARTY TO: (i) EXERCISE SELF-HELP REMEDIES, SUCH AS BUT NOT LIMITED TO, SETOFF; (ii) INITIATE JUDICIAL OR NONJUDICIAL FORECLOSURE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL; (iii) EXERCISE ANY JUDICIAL OR POWER OF SALE RIGHTS, OR (iv) ACT IN A COURT OF LAW TO OBTAIN AN INTERIM REMEDY, SUCH AS BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WRIT OF POSSESSION OR APPOINTMENT OF A RECEIVER, OR ADDITIONAL OR SUPPLEMENTARY REMEDIES.

        (h)   BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

        9.13 USA PATRIOT Act Notice. The Lender that is subject to the Act (as hereinafter defined) and hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

        9.14 Final Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrower and a duly authorized officer of each of the Lender. This Agreement is in renewal, extension, modification, increase, and restatement of the Original Credit Agreement and is not a novation of the indebtedness thereunder.

        9.15 Time of the Essence. Time is of the essence of the Loan Documents.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CROCS, INC.
By:	/s/ RONALD SNYDER
Name:	Ronald Snyder
Title:	Chief Executive Officer and President
BANK OF AMERICA, N.A.
By:	/s/ HANCE VANBEBER
Name:	Hance VanBeber

Title:	Senior Vice President

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AMENDED AND RESTATED CREDIT AGREEMENT